Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended January 7, 2018
BROOMFIELD, Colo. - January 12, 2018 - Vail Resorts, Inc. (NYSE: MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through January 7, 2018, and for the prior year period through January 8, 2017. The reported ski season metrics are for our North American mountain resorts, adjusted as if Stowe was owned in both periods and also adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb’s results. The metrics exclude results from Perisher and our urban ski areas in both periods. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.

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Season-to-date total lift ticket revenue at the Company’s North American mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 1.6% compared to the prior year season-to-date period.

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Season-to-date ski school revenue was down 4.5% and dining revenue was down 8.7% compared to the prior year season-to-date period. Retail/rental revenue for North American resort store locations was down 11.5% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s North American mountain resorts were down 10.8% compared to the prior year season-to-date period.

Commenting on the ski season to date, Rob Katz, Chief Executive Officer said, “Given the truly historic low snowfall across our western U.S. resorts, we are pleased with our results to date, which reflect the stability provided by our season pass program and the investments we have made in our resorts. The 2017/2018 ski season had a very challenging start across our western U.S. resorts due to poor conditions in the early season that continued through the holiday period, reducing both local and destination visitation and spending. In November and December, snowfall season to date in Vail, Beaver Creek and Park City was the lowest level recorded in over 30 years and in Vail and Beaver Creek snowfall is over 50% lower than the next lowest season, and Tahoe’s snowfall was 69% below the 20-year average. Fortunately, conditions have improved at our western U.S. resorts in the last week with expanded open terrain due to recent storms, and we expect a portion of the Back Bowls at Vail Mountain and Peak 6 at Breckenridge to open this weekend. However, we still remain behind typical conditions for this time of year in terms of open terrain and base depth. Conditions and financial results at Whistler Blackcomb have been strong and are consistent with last year’s record performance, and Stowe is off to a strong start in our first year of operating the resort.”

Katz continued, “As a result of the challenging conditions at our western U.S. resorts, we now expect full year Resort Reported EBITDA to be modestly below the low end of the guidance range we issued on December 7, 2017, assuming a continuation of the improvement in conditions that we are currently seeing, such that our western U.S. resorts reach a normal terrain package within the next few weeks. To the extent that conditions improve more slowly, there could be further downside below our guidance range. However, we are encouraged by the experiences we deliver for our guests and how we have performed financially in previous challenging seasons, such as in 2011/2012, given our constant reinvestment in the comprehensive guest experience across our resorts and the strength of our season pass program.”

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate eleven world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe in Vermont; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward Looking Statements
Certain statements discussed in this press release, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2018 performance, including our expected Resort Reported EBITDA, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines or adverse determinations by taxing authorities; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017, which was filed on September 28, 2017.